Exhibit 99.1

GameStop Forms Partnership with Immutable X
GRAPEVINE, Texas--(BUSINESS WIRE)--GameStop Corp. (NYSE: GME) (“GameStop” or the “Company”) today announced it has entered into a partnership with Immutable X Pty Limited (collectively with its affiliates, “Immutable X”). The partnership establishes an up to $100 million fund in Immutable X’s IMX tokens, which the parties intend to use for grants to creators of non-fungible token (“NFT”) content and technology. Immutable X will also become a layer-2 partner and platform for GameStop and the Company’s NFT marketplace that is expected to launch later this year. In addition, the terms provide for Immutable X providing up to approximately $150 million in IMX tokens to GameStop upon the achievement of certain milestones.1
Creators from gaming studios, web 3.0 and metaverse gaming developers, and elsewhere can request to be a content creator on GameStop’s NFT marketplace by visiting https://nft.gamestop.com.
The partnership agreement and other relevant information will be disclosed on Form 8-K with the U.S. Securities and Exchange Commission.
Cautionary Statement Regarding Forward-Looking Statements - Safe Harbor
This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally, including statements about the Company’s new partnership and NFT marketplace, include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the SEC including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021, filed with the SEC on March 23, 2021 and Form 10-Q for the fiscal quarter ended October 30, 2021, filed with the SEC on December 8, 2021. All filings are available at www.sec.gov and on the Company’s website at www.GameStop.com.

Contacts

For GameStop
Investor Relations: ir@gamestop.com
Business Development and Partnerships: partnerships@gamestop.com

For Immutable X
Business Development and Partnerships: partnerships@immutable.com

1 The number of IMX tokens scheduled to be granted to GameStop was based on the 7-day trailing average of the IMX USD closing price preceding the date the partnership agreement was executed by the parties.